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                                                                      Exhibit 23


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-120910 on Form S-8 of our reports dated March 16, 2005 (which report expresses an unqualified opinion and includes explanatory paragraphs related to the adoption of fresh-start reporting and the change in method of accounting for goodwill and certain intangible assets), relating to the financial statements and financial statement schedule of GenTek Inc. and subsidiaries and management's report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of GenTek Inc. and subsidiaries for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
March 16, 2005